EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact:  Larry E. Holdren
May 2, 2000                              President, Retail and Banking Division
                                         (740) 373-3155


                    PEOPLES BANK ENHANCES E-COMMERCE SERVICES
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         Marietta, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc.
(Nasdaq: PEBO) announced improvements to its electronic banking services at www.peoplesbancorp.com through the transformation of the Company web site to a `portal', which provides a variety of links to internet users, including banking online using Peoples OnLine Connection.
         Peoples Bank's new portal provides a `one-stop' shop for internet users, who will now be able to access their banking records through Peoples OnLine Connection, review local and national weather forecasts, access timely stock quotes, read up-to-date news stories, see sports scores and other entertainment articles, and much more.
         "This is a natural extension of our online banking services and the connection we want to establish with our clients," said Larry Holdren, Peoples Bank's President of Retail and Banking Services. "Peoples Bank clients have found that peoplesbancorp.com is a great addition to Peoples OnLine Connection launched in September 1999 and already has over 1,500 users."
         At peoplesbancorp.com, links are also provided to a national shopping mall, increasing virtual shopping access to all peoplesbancorp.com visitors. In the future, Peoples Bank plans to develop electronic links to local retailers, providing e-commerce capabilities to merchants by allowing internet users to shop online at their stores without leaving their homes.
         "We are currently constructing a local online shopping mall," said Alison Thompson, Manager of Internet Banking. "We believe this type of local, online shopping will be a great opportunity for local merchants in our many markets to establish their presence on the world wide web, with minimal use of their resources."
         Peoples Bank has partnered with Q-UP Systems (www.qup.com), a leading provider of web-based financial products, to produce the redesigned web site. Q-UP also provided Peoples OnLine Connection and has expanded their offerings to provide one-stop financial services convenience at the fingertips of each Peoples Bank client. Ms. Thompson continued, "With peoplesbancorp.com expanded to portal capabilities, we have enhanced our connection with our customers and redefined the methods in which financial service products and other information are delivered." Internet visitors in recent periods have averaged over 300 `hits' daily to peoplesbancorp.com, and usage has consistently increased as more clients enroll in Peoples OnLine Connection.
         "Peoples Bank continues to push the edge of technology and create an environment where our clients have e-commerce capabilities that make their financial lives easier," continued Ms. Thompson. "At the same time, we have carefully maintained high levels of personal service, security, and confidentiality that our clients expect from Peoples Bank."
         Peoples Bancorp Inc. is a diversified financial services company with over $1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Bank also provides a full set of life, property and casualty insurance products and services, through Peoples Insurance Agency, Inc. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol `PEBO'. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking service, at www.peoplesbancorp.com.


                                 END OF RELEASE